Calculation of Filing Fee Tables
S-3
Ventas, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock of Ventas, Inc.	457(r)			$ 792,350,000.00	0.0001531	$ 121,308.79
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 792,350,000.00		$ 121,308.79
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 121,308.79
Offering Note
[1]	The maximum aggregate offering price includes offering price of additional shares that the underwriter has the option to purchase. This registration fee table shall be deemed to update the "Calculation of Registration Fee" in the Registration Statement of Ventas, Inc. (the "Registrant") on Form S-3ASR (File No. 333-277185) filed on February 20, 2024 in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933. The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The amount of registration fee is estimated solely for purposes of calculating the amount of the registration fee. In accordance with Rule 457(c) and Rule 457(r) of the Securities Act of 1933, the price shown is the average of the high and low sales price of the Registrant's Common Stock as reported on the New York Stock Exchange on November 11, 2024. The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.